                                                                EXHIBIT h(13)(d)


                 AMENDMENT NUMBER 3 TO THE AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Amended and Restated Transfer Agency and Service Agreement dated December 29, 1997, as amended (the "Agreement") between AIM Investment Securities Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 11 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                               Per Account Fee
         Fund Type                                               Annualized
         ---------                                             ---------------
         Class A, B and C
         Non-Daily Accrual Funds                                   $15.20

         Class A, B and C
         Monthly Dividend and Daily Accrual Funds                   16.20"

Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.      Other Fees

         IRA Annual Maintenance Fee            $10 per IRA account per year (paid by investor per
                                               tax I.D. number).

         Balance Credit                        The total fees due to the Transfer Agent from all
                                               funds affiliated with the Fund shall be reduced
                                               by an amount equal to the investment income
                                               earned by the Transfer Agent on the DDA balances
                                               of the disbursement accounts for those funds.

         Remote Services Fee                   $3.60 per open account per year, payable
                                               monthly and $1.80 per closed account per year,
                                               payable monthly."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 1 dated January 1, 1999 is hereby terminated.

                                                 AIM INVESTMENT SECURITIES FUNDS




                                                 By: /s/ ROBERT H. GRAHAM
                                                    ----------------------------
                                                           President

ATTEST:

/s/ CAROL F. RELIHAN
-------------------------
Secretary

                                                 A I M FUND SERVICES, INC.



                                                 By: /s/ TONY D. GREEN
                                                    ----------------------------
                                                           President

ATTEST:

/s/ LISA A. MOSS
-------------------------
Assistant Secretary